Exhibit 10.1

CONTRACT OF SALE

CONTRACT OF SALE, made and entered into this 31st day of May, 2012, by and between CVD EQUIPMENT CORPORATION, (hereinafter referred to as "Seller"), a New York Corporation with offices at 1860 Smithtown Avenue, Ronkonkoma, New York 11779, and GLOMEL LLC, (hereinafter referred to as "Purchaser"), with offices at 300 Suburban Avenue, Deer Park, New York.

1.             PREMISES.

The Purchaser hereby agrees to buy from the Seller, and the Seller hereby agrees to sell to the Purchaser, the property, including the building and improvements thereon (except to the extent excluded below), more particularly described in "Schedule A" annexed, hereinafter as the "subject premises," and also known as:

Street Addresses:                                           1860 Smithtown Avenue, Ronkonkoma, NY
Tax Map Designation:                                    0500-127.00-02.00-060.000

together with Seller's interest, if any, in streets and unpaid awards as hereinbelow set forth, all upon the terms and conditions set forth herein.

Excluded from this sale are: All trade fixtures, equipment, and personal property used in the conduct of the business of Seller and/or CVD Materials Corporation, including, without limitation, furniture, partitions, workstations, phone system, alarm system, contents of computer server room, gas tanks, exhaust system (including duct work, controls, blowers, etc.), high purity stainless steel process gas plumbing, process chilled water system, dock truck lights, pallet racks, wall racks, shelving, refrigerators, portable electrical generators, transformers, distribution panels, and wiring supplying Seller’s equipment. Seller shall cap any loose or disconnected wires in connection with its removal of electrical equipment and/or wiring.

2.            STREETS AND ASSIGNMENT OF UNPAID AWARD.   This sale includes all of Seller's ownership and rights, if any, in any land lying in the bed of any street or highway, opened or proposed, in front of or adjoining the premises to the center line thereof.  It also includes any right of Seller to any unpaid award by reason of any taking by condemnation and/or for any damage to the premises by reason of change of grade of any street or highway.  Seller will deliver at no additional cost to Purchaser, at closing, or thereafter, on demand, any documents in Seller’s possession which Purchaser may reasonably require to collect any such award and damages.  This paragraph shall survive the closing.

3.            PURCHASE PRICE.The purchase price to be paid by the Purchaser to the Seller for the subject premises shall be Three Million Eight Hundred Seventy Five Thousand ($3,875,000.00) Dollars.  Seller and Purchaser acknowledge that no portion of the Purchase Price is allocated to the Personal Property, if any, transferred pursuant to this contract.

4.            TERMS OF PAYMENT.  The purchase price shall be paid by the Purchaser, as follows:

a.	One Hundred Ninety Three Thousand Seven Hundred Fifty ($193,750.00) Dollars to be paid upon the execution of this Contract; and.

b.	Three Million Six Hundred Eighty One Thousand Two Hundred Fifty($3,681,250.00) Dollars payable at closing of title.

5.            ACCEPTABLE FUNDS.  All money payable under this Contract shall be either:

a.
Good certified checks of Purchaser or official check of any bank, savingsbank trust company, or savings and loan association having a banking office in the State of New York, payable to the order of Seller, or as Seller shall otherwise direct;

b.	At Seller’s option, such wire transfers as Seller may direct; and/or

c.	As directed to in writing by Seller's attorney, not less than three (3) business days prior to closing.

6.             MONEY PAID ON CONTRACT TO BE HELD IN ESCROW.

a.           All monies paid on this Contract shall be held in escrow by the Seller's attorney, Martin J. Teitelbaum, in an Attorney Escrow Account maintained at HSBC (Smithtown Branch) until the closing of title or otherwise disbursed pursuant to the terms of this Contract.  Neither party shall be entitled to interest upon the escrow funds held in accordance with this paragraph, except in the event that the Escrowee in his sole discretion shall decide to deposit said fund into an non-IOLA interest bearing account in which event the party who shall be entitled to the escrow funds shall be entitled to any interest which has accrued on said fund, and the party receiving said interest shall be liable for any income taxes thereon.  The Escrow Agent shall not be liable for any action taken or omitted hereunder except in the case of its willful misconduct and shall not be made a party to any lawsuit in his capacity as Escrow Agent except as a stakeholder.  The Escrow Agent shall not be bound by any modification, cancellation or rescission of this Contract unless in writing and signed by the other parties hereto.  In no event, however, shall any modification of this Contract which shall affect the rights or duties of the Escrow Agent, be binding on the Escrow Agent unless the Escrow Agent shall have given his prior written consent.  Purchaser waives any right which the Purchaser might have to file a Notice of Pendency with respect to any controversy which may arise between the parties, except in an actionseeking specific performance of the conveyance of the subject premises.  If there shall be any dispute or controversy between the Seller and Purchaser, the Escrow Agent shall have the right (i) to represent Seller and/or (ii) to deposit the escrow fund in a Court of competent jurisdiction pursuant to CPLR Article 26.  Upon deposit of the said Escrow Fund in Court, the Escrow Agent is hereby authorized to retain his disbursements in connection with such deposit or interpleader filing fees and service of process therewith.

b.            At the closing, such proceeds and the interest thereon, if any shall be paid by escrowee to Seller, or Seller’s assigns.   If for any reason the closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand.  If Escrowee does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, Escrowee is hereby authorized to make such payment.  If Escrowee does not receive such written objection within such five (5)business day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final and non-appealable judgment of a court.  However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the Court, as aforesaid.  Escrowee shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.  If the Down Payment is deposited in a money market account, dividends thereon shall be treated, for purpose of this Section, as interest.

c.           The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that the duties of Escrowee hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Down Payment in accordance with the provisions of this contract, that Escrowee shall not be deemed to the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

d.           Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Contract.

e.           If Escrowee is Seller’s attorney, Escrowee or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Down Payment or any other dispute between the parties whether or not Escrowee is in possession of the Down Payment and continues to act as Escrowee.

f.           Escrowee may act or refrain from acting in respect of any matter referred to in this section in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

7.             SUBJECT TO PROVISIONS.  The premises are to be transferred subject to:

a.	Laws and governmental regulations that affect the use and maintenance of the premises, provided that they are not violated by the buildings and improvements erected on the premises,

b.	Consents for the erection of any structures on, under or above any streetson which the premises abut,

c.	Any state of facts an accurate survey may show, provided same does not render title unmarketable,

d.
Covenants, easements, restrictions, declarations of record, if any, provided same do not violate existing structures or the use thereof.  The violations of any covenant and restriction by the existing improvements shall not be deemed an objection to title provided the title company insuring title shall agree to insure that such improvements may remain in their present location as long as same shall stand.

8.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

a.	Seller is not a “foreign person” as defined in the Code Withholding section.

b.	Seller is a corporation that has been duly organized and is in good standing under the law of the state of its formation.

c.
Seller has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contact and communicate the transaction contemplated hereby.  The person signing this contract on behalf of Seller is authorized to do so.  Assuming this contract has been duly authorized executed and delivered by each of the other part(ies) to this contract, this contract and all obligations of Seller hereunder are legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)

d.
The execution and delivery of this contract and the performance of its obligations hereunder by Seller will not, to Seller’s knowledge, conflict with any provision of any law or regulation or which  Seller is subject or any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of Seller’s assets or property which would materially and adversely affect the ability of Seller to carry out the terms of this contract.

e.	The Premises constitute one tax lot.

f.
Seller has not received written notice of and has no knowledge of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller with respect to the Premises, including with respect to environmental violations, matters or conditions which if adversely determined could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this contract.

g.
Seller is not a, and is not acting directly or indirectly for or on behalf of any person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets control and seller is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of any such person, group, entity, or nation.

h.	To Seller’s knowledge, there are no underground fuel storage tanks at the Premises.

i.	Seller has received no notice of, and has no knowledge of, any actual or proposed taking in condemnation of all or any part of the Premises.

Except as specifically set forth herein, none of Sellers representations or warranties shall survive the Closing.  No claim for a misrepresentation or breach of warranty of Seller shall be actionable or payable if the breach in questions results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior the Closing.For the purpose of this Section, the phrase “to Seller’s knowledge” shall mean the actual knowledge of any officer or director without any special investigation.

Except where limited specifically to the date of this contract or other date, the representations and warranties made by Seller in his contract are made as of the date of execution and delivery of this contract.

9.	MORTGAGE COMMITMENT CONTINGENCY

a.
The obligation of Purchaser to purchase under this Contract is conditioned upon issuance on or before  forty five (45) days after a fully executed copy of this contract is given to Purchaser or Purchaser’s attorney in the manner set forth herein (the “Commitment Date”), of a written commitment from an Institutional Lender pursuant to which such Institutional Lender agrees to make a first mortgage loan, to Purchaser, at Purchaser’s sole cost and expense of Two Million Nine Hundred Thousand  $2,900,000.00 Dollars for a term of at least ten (10) years (or such lesser sum or shorter term as Purchaser shall be willing to accept) at the prevailing fixed or adjustable rate of interest and on other customary commitment terms (the “Commitment”).  To the extent a Commitment is conditioned on the sale of Purchaser’s (or Mercer Tool Corp.’s) current building, payment, of any outstanding debt, no material adverse change in Purchaser’s financial condition (or the financial condition of Mercer Tool Corp. or any other guarantor) or any other customary conditions, Purchaser accepts the risk that such conditions may not be met; however, a commitment conditioned on the Institutional Lender’s approval of an appraisal shall not be deemed a “Commitment” hereunder, until an appraisal is approved (and if that does not occur before the Commitment Date) Purchaser may cancel under Subparagraph 9.e., unless the Commitment Date is extended.  Once a Commitment is issued, Purchaser is bound under this Contract even if the lender fails or refuses to fund the loan for any reason.

b.
Purchaser shall (i) make prompt application to one or, at Purchaser’s election, more than one Institutional Lender, for such mortgage loan; (ii) furnish accurate and complete information regarding Purchasers, Purchaser’s (and Mercer Tool Corp.) principals, and members of their families, as required, (iii) pay all fees, points and charges required in connection with such application and loan, (iv) pursue such application with diligence(including the securing of such environmental reports required by such Institutional Lender), (v) provide such Institutional Lender with a Guaranty of Mercer Tool Corp. if required by such Institutional Lender a condition of granting a Commitment, and (vi) cooperate in good faith with such Institutional Lender(s) to obtain a Commitment.  Purchaser shall accept a Commitment meeting the terms set forth herein and shall comply with all requirements of such Commitment (or any other commitment) accepted by Purchaser.  Purchaser shall furnish Seller with a copy of the commitment promptly after receipt thereof.

c.
Prompt submission by Purchaser of an application to a mortgage broker registered pursuant to Article 12-D of the New York Banking Law (Mortgage Broker) shall constitute full compliance with the terms and conditions as forth in this paragraph with regards to the requirement that the application be made to an Institutional Lender, provide that such Mortgage broker promptly submits such application to such Institutional Lender(s), and that Purchaser is otherwise in compliance with the requirements of this paragraph.  Purchaser shall cooperate in good faith with such Mortgage broker to obtain a commitment from such Institutional Lender(s).

d.
If all Institutional Lenders to whom applications were made deny such applications in writing prior to the Commitment Date, Purchaser may cancel this contract by giving Notice thereof to Seller by the earlier of within five (5) business days from the date of such denial(s) or within five (5) business days after the Commitment Date, with a copy of such denials (together witha copy of the application and all supporting documents), provided that Purchaser has complied with all its obligations under this paragraph.

e.
If no Commitment is issued by the Institutional Lender on or before the commitment Date, then, unless Purchaser has accepted a written commitment from an Institutional Lender that does not conform to the terms set forth in this paragraph,  Purchaser may cancel this contract by giving Notice to Seller within 5 business days after the Commitment Date, provided that such Notice includes the name and address of the Institutional Lender(s) to whom application was made together with a copy of the application and all supporting documents, and provided that Purchaser has complied with all its obligations under this paragraph.

f.
If this contract is canceled by Purchaser pursuant to this paragraph, neither party shall thereafter have any further rights against , or obligations or liabilities to, the other by reason of this Contract, except that (i) the Downpayment shall be promptly refunded to Purchaser and those provisions which, by the express terms of this Contract survive cancellation, shall survive.

g.
If Purchaser fails to give timely Notice of cancellation or if Purchaser accepts a written commitment from an Institutional Lender that does not conform to the terms set forth in this paragraph, then Purchaser shall be deemed to have waived Purchasers’ right to cancel this Contract and to receive a refund of the Downpayment by reason of the contingency contained in this paragraph.

h.
If Seller has not received a copy of a commitment from an Institutional Lender accepted by Purchaser by the Commitment Date nor received a timely Notice of Cancelation as aforesaid, Seller may, at Seller’s option, either deem the Contract to no longer be subject to financing or may  cancel this Contract by giving Notice to Purchaser within 5 business days after such Notice, which cancellation shall become effective unless Purchaser delivered a copy of such commitment to Seller within 10 business days after the Commitment Date.  After such cancellation neither party shall have any further rights against, or obligations or liability to, the other by reason of this contract, except that the Downpayment shall be promptly refunded to Purchaser (provided Purchaser has complied with all of its obligations under this Contract) and except as set forth herein, and (ii) those provisions which by the express terms of this Contract survive cancellation, shall survive.

i.	The attorneys for the parties are hereby authorized to give and receive on behalf of their clients all Notices and deliveries under this paragraph.

j.
For purposes of the contract the term “Institutional Lender” shall mean any bank, savings bank, private banker, trust company savings and loan association, credit union or similar banking institution whether organized under the laws of the State of New York , the United States or any other state, foreign banking corporation licensed by the Superintendent of Banks of New York or regulated by the Comptroller of the Currency to transact business in New York State; mortgage broker licensed pursuant to Article 12-D of the Banking law, and any instrumentality created by the United States or any state  with the power to make mortgage loans.

k.	For purposes of this paragraph, Purchaser shall be deemed to have been given a fully executed copy of this contract on the day of receipt of same, electronically or otherwise.

10.           SELLER IS NOT THE CURRENT FEE OWNER:  Purchaser acknowledges that Seller does not currently own fee title to the Premises, but is the contract vendee pursuant to an Installment Sale Agreement dated as of March 1, 2002, between the Town of Islip Industrial Development Agency and CVD Equipment Corporation.  At or prior to Closing, Seller shall at its sole cost and expense use diligent efforts to cause the IDA to convey the premises to Seller in accordance with the terms of the Installment Sales Agreement so as to permit the Seller to convey fee title to Purchaser in accordance with the terms of this Contract.

11.           REVERSE 1031 EXCHANGE:

(a) Purchaser acknowledges it has been informed that Seller intends to perform a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code.  Purchaser consents to an assignment of this contract by Seller ("Exchangor") to First American Exchange Company, a Qualified Intermediary (QI), to effectuate the exchange. Purchaser agrees to cooperate in such exchange provided that Purchaser shall thereby incur no additional cost or liability.

(b) Seller acknowledges that it has been informed that Purchaser intends to perform a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code.  Seller consents to an assignment of this contract by Purchaser ("Exchangor") to a Qualified Intermediary (QI), to effectuate the exchange. Seller agrees to cooperate in such exchange provided that Purchaser shall thereby incur no additional cost or liability, and further provided that Closing shall not be delayed as a result thereof.

12.           TITLE COMPANY OBJECTIONS.  Purchaser's attorney shall order a title search within five (5)business days from the date of Contract and arrange for copies of said report to be sent by the title company directly to Seller's attorney.  In the event that there are objections to title, Purchaser shall notify the Seller of same, and the Seller shall have, at the Seller's option, a reasonable time to remove said objections.  If the objections cannot be cleared, then the Seller shall return the downpayment made, together with the net cost of title search and the net cost of any survey in connection herewith, and thereafter neither party shall have any further right against the other.  Seller is not required to bring any action or proceeding or otherwise incur any expense whatsoever to render title marketable or insurable.

Seller shall be obligated to comply with any violations noted or issued, with respect to the Premises, by any governmental department having authority as to the Premises (AViolations@) provided: (i) such Violation is noted or issued on or prior to the date hereof; and (ii) the aggregate cost to comply with the Violations does not exceed $50,000.  If the cost of Violations, which Seller may be obligated to comply with, exceeds $50,000, as determined by Seller=s contractor,  engineer or other consultant, then the following shall apply: (1) Seller shall notify Purchaser of its intent to either comply or not comply with such Violations; (2) if Seller agrees to comply it shall be entitled to reasonable adjournments of the Closing Date to accomplish same; (3) if Seller elects not to comply Purchaser shall have the right to either: (a) terminate this Contract and receive a refund of the Downpayment; or (b) take title to the Premises subject to a $50,000 credit in the purchase price.  Purchaser must elect within five (5) business days after Seller=s notice that it will not comply or Purchaser shall be conclusively deemed to have elected option (b). Notwithstanding the foregoing, if the cost of complying with Violations, which Seller may be obligated to comply with, is $50,000 or less Seller may elect to comply with such Violations or credit Purchaser an amount equal to the cost of compliance, as reasonably determined by Purchaser=s contractor, engineer or other consultant

13.           TITLE COMPANY APPROVAL.  At the Closing, Seller shall give and Purchaser shall accept:

(a)            insurable title such  as any title company licensed in New York State will be willing to approve and insure in accordance with their standard form of title policy, and without additional premium, subject only to the matters provided for in this Contract ; and

(b)           Any transfer tax, franchise tax, license fee or other similar taxes, fees or liens on the Premises shall not be deemed an Objection to Title, provided that the Title Company will issue or bind itself to issue its policy insuring Purchaser without such exception or insuring against collection from Purchaser or the Premises.

14.           CLOSING DEFINED AND FORM OF DEED.  Closing means the settlement of the obligations of Seller and Purchaser to each other under this Contract, including the payment  of the purchaser price to Seller, and the delivery to Purchaser of a Bargain & Sale deed w/ Covenants Against Grantor's Acts in proper statutory form for recording so as to transfer full ownership (fee simple title) to the premises, free of all encumbrances except a herein stated.  The Deed will contain a covenant by Seller as required by Section 13 of the Lien Law.

Seller will also deliver at closing:

a.           the returns required by statute, duly signed by the appropriate person or  entity as grantor

b.           A certification as to the Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986;

c.           Possession of the Premises vacant, free of all tenancies and occupancies, free of debris and in the condition required by this Contract, and the keys to the Premises;

d.           Such affidavits as the Title Company shall reasonably require in order to omit from the title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name;

e.           A resolution of Seller’s board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistance secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law and the deed referred to herein shall also contain a recital sufficient to establish compliance with such law;

f.           A blanket assignment, without recourse or representation, of all Seller’s right, title and interest, if any, to all contractors’, suppliers’, materialmen’s and builders’ guarantees and warranties of workmanship and/or materials in force and effect with respect to the Premises on the Closing date and a true and complete copy of each thereof; and

g.           Any other documents required by this contract to be delivered by Seller.

15.           CLOSING DATE AND PLACE.  Closing will take place at the offices of CVD Equipment Corporation, 355 S. Technology Drive, Central Islip, New York (or at such other place designated by the Seller), or at the location designated by Purchaser's mortgage lender within the County of Suffolk or Nassau, at two o'clock P.M., on or about July20, 2012.  However, notwithstanding anything to the contrary contained in this Contract of Sale, Seller at Seller=s sole option shall be entitled to adjourn such closing date up to and including October15, 2012, provided that if the date designated by Seller is after September 10, 2012, and is for a date after Purchaser’s mortgage commitment is scheduled to expire it shall be subject to Purchaser’s ability to obtain an extension of the mortgage commitment through the designated date for Closing, and if the Purchaser despite its due diligence is unable to obtain such an extension, then unless the Seller agrees to Close  prior to the expiration of the mortgage commitment Purchaser shall have the right to cancel this Contract and receive a refund of the Contract deposit.

Seller shall have the sole right to designate a Atime of the essence@ closing date, provided it shall do soon not less than fourteen (14) calendar days notice, and further provided that such Atime of the essence@ date shall be no earlier than August27, 2012.

Purchaser has been informed that the subject transaction is intended to be a part of a reverse 1031 exchange by the Seller, and therefore any breach of this Contract by Purchaser with regard to a closing date which Seller has designated as Atime of the essence@ in the manner herein provided, shall be deemed to be a Material Breach of this Contract by the Purchaser, and shall result in the forfeiture of the entire Contract deposit by Seller to the Purchaser, as liquidated damages as provided for at paragraph 25 of this Contract.

16.           WAIVER OF TITLE DEFECTS.  In the event that the Seller is unable to convey and assign all or any part of the subject property in accordance with the terms hereof, then, notwithstanding the reasons therefor, the Purchaser shall have the right to purchase such right, title, and interest as the Seller can convey and assign without abatement of any part of the purchaser price.

17.           WARRANTIES AND REPRESENTATIONS.

a.
It is understood and agreed that other than the representations contained in this Contract, neither the Seller nor any agent of the Seller has made any representations, warranties, or promises with respect either to the premises or as to its use, zoning, or any other thing regarding the same, or as to any other matter relating thereto except as specifically stated herein.  The Purchaser represents that he has inspected the premises, is familiar with the physical condition and state of repair thereof, and subject to the provisions of this Agreement, and agrees to take title to the same "AS IS" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing, without reduction in the Purchaser Price.

b.
Except as expressly set forth in this Contract to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed, or implied.  Except as is expressly set forth in this Contract to the contrary, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or Broker, or any of their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the ASeller Related Parties@) with respect to the Premises, and that, in fact, except as expressly set forth in this Contract to the contrary, no such representations were made.  To the extent required to be operative, the disclaimers and warranties contained herein are Aconspicuous@disclaimers for the purpose of any applicable law, rule, regulation or order.

c.
Except as expressly set forth in this Contract to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied including, without limitation warranties with respect to the Premises.  Except as is expressly set forth in this Contract to the contrary, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or Broker, or any of their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the ASeller Related Parties@) with respect to the Premises, and that, in fact, except as expressly set forth in this Contract to the contrary, no such representations were made.  To the extent required to be operative, the disclaimers and warranties contained herein are Aconspicuous@ disclaimers for purposes of any applicable law, rule, regulation or order.

d.
Seller makes no warranty with respect to the presence of Hazardous Substances on, above or beneath the Land (or any parcel in proximity thereto) or in any water on or under the Premises.  Except with regards to joinder made within two (2) years from the date of Closing, the Closing hereunder shall be deemed to constitute an express waiver of Purchaser=s right to cause Seller to be joined in any action brought under any  federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. '' 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. '' 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. '' 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. '' 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. '' 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. '' 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. '' 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. '' 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. '' 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

e.
Purchaser shall rely solely upon Purchaser=s own knowledge of the Premises based on its investigation of the Premises and its own inspection of the Premises in determining the physical condition of the Premises.  Except as expressly set forth in this Contract to the contrary, Purchaser releases Seller, the Seller Related Parties and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a APurchaser Related Party@) has or may have arising from or related to any matter or thing related to or in connection with the Premises except as expressly set forth in this Contract to the contrary, including the documents and information referred to herein, any construction defects, errors or omissions in the design or construction and any environmental conditions and, except as expressly set forth in this Contract to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief.  This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action.  To the extent required to be operative, the disclaimers and warranties contained herein are Aconspicuous@ disclaimers for purposes of any applicable law, rule, regulation or order.

f.
Purchaser agrees and acknowledges that, except as specifically set forth in this Contract, neither Seller nor any of the Seller Related Parties nor Broker nor any agent nor any representative nor any purported agent or representative of Seller or any of the Seller Related Parties or Broker have made, and neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Premises or any part thereof.  Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and Seller, the Seller Related Parties and Broker have not made any representations or warranties other than as expressly set forth herein, in either case express or implied, as to (a) the current or future real estate tax liabilities, assessments or valuations of the Premises, (b) the potential qualification of the Premises for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to any non-compliance with said zoning ordinances, (d) the availability of any financing for the alteration, rehabilitation or operation of the Premises from any source, including, but not limited to, any state, city or Federal government or any institutional lender, (e) the current or future use of the Premises for any particular purposes, (f) the present and future condition and operating state of any and all machinery or equipment on the Premises and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property on the Premises, (h) the presence or absence of any laws and regulations or any Violations, (i) the compliance of the Premises with any rent control or similar law or regulation, (j) the rents, income, expenses, operation, agreements, licenses, easements, instruments, documents in any way affecting the Premises.  Further, Purchaser acknowledges and agrees that neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Premises furnished by Seller, any of the Seller Related Parties or Broker or any broker, employee, agent, consultant or other person representing or purportedly representing Seller, any of the Seller Related Parties or Broker.

g.	Purchaser represents and warrants to Seller that:

(1)	The funds comprising the Purchaser price to be delivered to Seller in accordance with this contract are not derived from any illegal activity.

(2)
Purchaser has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and the transaction contemplated hereby.  The person signing this contract on behalf of Purchaser is authorized to do so.  Assuming this contract has been duly authorized, executed and delivered by each of the other party(ies) to this contract, this contract and all obligations of Purchaser hereunder are legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(3)
To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this contract.

(4)
Purchaser is not acting directly or indirectly for or on behalf of any person, group, entity or nation named by Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Person” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control and Purchaser is not engaged in this transaction, directly or indirectly, on behalf of, or facilitating this transaction, directly or indirectly, on behalf of any such person, entity or nation.

(5)	The representations and warranties of the Purchaser set forth in this section are made as of the date of this contract and are restated as of Closing.

(h)
The provisions of this Paragraph shall survive the Closing or the earlier termination of this Contract and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.  For the purposes of this paragraph, the phrase “to Purchaser’s knowledge” shall mean the actual knowledge of any officer, director or principal shareholder of Purchaser and/or Mercer Tool Corp. without any special investigation.

18.           APPORTIONMENT.  The following are to be apportioned as of midnight of the day before closing:

a.           Taxes and PILOT, on the basis of the lien period for which assessed, and

b.           Fuel

If closing shall occur before a new tax rate is fixed, the apportionment of taxes or PILOT shall be upon the basis of the old tax rate for the proceeding period applied to the latest assessed valuation.

Any errors or omissions in computing apportionments at closing shall be corrected.  This provision shall survive closing for a period of thirty (30) days.

19.           REAL ESTATE TAX/PILOT REDUCTION:  Seller may settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes or PILOT assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser.  PILOT and Real Estate Tax refunds and credits received after the Closing Date which are attributable to prior years shall be paid to Seller (and if credited to Purchaser, shall be promptly remitted by Purchaser to Seller) and PILOT and real estate tax refunds and credits received after closing and which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, (and if credited to Purchaser, shall be promptly remitted by Purchaser to Seller), which obligation shall survive the Closing.  Nothing contained herein shall be deemed to require Purchaser to utilize the mechanism of the Town of Islip Industrial Development Authority (“IDA) in connection with the purchase of the subject premises or to penalize the Purchaser for electing not to do so, notwithstanding that Seller might lose PILOT credits or refundsas a result of Purchaser not utilizing the IDA program.

20.           WATER METER READINGS.  If there is a water meter, maintained in the name of Seller, on the premises, Seller shall furnish a reading to a date not more than  thirty (30) days before the closing date.

21.           ALLOWANCE FOR UNPAID TAXES, ETC.  Seller has the option to credit Purchaser as an adjustment of the purchase price with the amount of any unpaid taxes, PILOT, and assessments, together with any interest and penalties thereon to a date not less than two (2) business days after closing, provided that official bills therefor computed to said date are produced at closing, or as reasonably determined by Purchaser’s title company.

22.           USE OF PURCHASE PRICE TO PAY ENCUMBRANCES.  If there is anything else affecting the sale which Seller is obligated to pay and discharge at closing, Seller may use any portion of the balance of the purchase price to discharge it.  As an alternative, Seller may deposit money with the title insurance company employed by Purchaser and required by it to assure its discharge; but only if the title company will insure Purchaser's title clear of the matter or insure against its enforcement out of the premises without additional expense to Purchaser.  Upon request, made within a reasonable time before closing, the Purchaser agrees to provide, at Closing, separate certified or official bank cashier’s checks as requested to assist in clearing up these matters.

23.           AFFIDAVIT AS TO JUDGMENTS, BANKRUPTCIES, ETC.   If a title examination discloses judgments, bankruptcies, or other returns against persons having names the same as or similar to that of Seller, Seller shall deliver a satisfactory detailed affidavit at closing showing that they are not against Seller.

24.           DEED TRANSFER AND RECORDING TAXES.  At closing, Seller shall deliver a check payable to the order of the appropriate State, City or County officer (or at Seller’s option, payable to the title company) in the amount of any applicable transfer tax payable by reason of the delivery of the Deed.  Purchaser shall be responsible for any mortgage tax and recording fees which may be required to be paid as a result of this transaction.

25.           ENTIRE AGREEMENT.  All prior understandings and agreements between Seller and Purchaser are merged in this Contract which expresses their full agreement.  It has been entered in to after full investigation, neither party relying upon any statements made by anyone else that is not set forth in this Contract.  This Contract may not be modified except by an instrument in writing signed by all parties hereto.

26.           LIQUIDATED DAMAGES.  Purchaser understands that in the event of his material default under the terms of this Contract, the contract deposit ($193,750.00) paid hereunder shall become the sole property of the Seller as liquidated damages.

27.           DISHONOR.  In the event that the check delivered as downpayment upon the signing of this Contract is dishonored for any reason by the bank upon which it is drawn, the Seller may at his option declare Seller's obligations under the Contract null and void and Seller shall be relieved of all obligations thereunder.

28.           ASSIGNMENT BY PURCHASER.  This Contract shall not be assigned without the prior written consent of the Seller.  Any transfer or purported transfer whatsoever of all or part of Purchaser=s interest in this Contract and any assignment in violation of this Paragraph shall be void and of no force or effect except that same shall constitute a material breach of this Contract.

29.           DISCHARGE.  The acceptance of a Deed by the Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the Seller's part to be performed pursuant to the provisions of this Contract, except those (if any) which are herein specifically stated to survive the delivery of the Deed.

30.           NOTICES.  Any notice required to be given to the Seller under the terms of this Contract shall be given to it by certified mail or by recognized overnight courier, addressed:

Martin J. Teitelbaum, Esq.
CVD Equipment Corporation
1860 Smithtown Avenue
Ronkonkoma, NY   11779

with a copy to:

Martin J. Teitelbaum, Esq.
CVD Equipment Corporation
355 S. Technology Drive
Central Islip, NY   11722

and with an additional copy sent to Martin J. Teitelbaum, Esq., by either facsimile or email:

Fax no: 631-739-0470
Email:   mjteitelbaum@cvdequipment.com

Any notice required to be given to the Purchaser under the terms of this Contract shall be given by certified mail or by recognized overnight courier addressed:

Marc Isaacs, Esq.
Isaacs and Associates, PLLC
260 Madison Avenue
New York, NY 10016

with a copy by facsimile or email to Marc Isaacs, Esq.

Fax:           (212) 532-6400
Email:           Misaacs@isaacsassociates.com

31.           BROKER.  Purchaser represents and warrants to Seller that Purchaser has not hired, retained or dealt with any real estate broker, firm or salesman in connection with the transaction contemplated by this Contract, other than Colliers International LI Inc., 1981 Marcus Avenue, Lake success, New York 11042.  Seller shall pay the brokerage fees pursuant to separate agreement.  Purchaser will indemnify and hold Seller harmless from any and all claims for brokerage fees or other commissions which may at any time be asserted against Seller founded upon a claim that the aforesaid representation and warranty of Purchaser is untrue, together with any and all losses, damages, costs, and expenses (including reasonable attorneys' fees and disbursements) relating to such claims or arising therefrom or incurred by Seller in connection with the enforcement of this indemnification provision unless same was caused by Seller’s wrongful action by either omission or commission.

32.           CERTIFICATE OF OCCUPANCY:   Seller has delivered to the Purchaser, the Certificate of Occupancy for the premises dated November 17, 2011.  In no event shall Seller be required to make any modifications or alterations whatsoever to or to remove any structure from the premises or to bring variance or change of zone proceedings, or to take any action to obtain any further Certificate with respect to the subject premises.

33.           PARAGRAPH HEADINGS.  The paragraph headings used herein are for reference and convenience only.

34.           CONSTRUCTION.  This Contract shall be construed in accordance with the laws of the State of New York.  This Contract was drafted by the Seller as a matter of convenience only and shall not be construed for or against either party on that account.

35.           ENVIRONMENTAL MATTERS.

A.           Seller has not made and does not make any representation or warranty regarding the presence or absence of any Hazardous Materials on, under or about Premises or any adjacent real property or the compliance or non-compliance of the Premises with any Federal, state or local statute, law, ordinance, code, rule or regulation relating to or imposing obligations, liability or standards of conduct concerning any Hazardous Materials including, without limitation, the presence, use, transportation, storage, disposal, treatment or remediation thereof.

B.           Definitions.  As used herein, the following terms shall have the meanings set forth below:

(a)           AApplicable Laws@ means (1) the Comprehensive Environmental Response, Compensation and Liability Act (ACERCLA@), (2) the Resource Conservation and Recovery Act, (3) the Federal Water Pollution Control Act, (4) the Clean Air Act, (5)  the Toxic Substances Control Act, (6) the Safe Drinking Water Act, (7) the Occupational Safety and Health Act of 1970, (8) the Hazardous Material Transportation Act, (9) the New York State Environmental Conservation Law, (10) the Suffolk County Sanitary Code, and (11) any and all other federal, state or local laws, rules, regulations and common law doctrines relating to or imposing requirements or liability in connection with human health and safety or Environmental Conditions including, but not limited to, the presence, generation, handling, storage, treatment, disposal or release of Hazardous Substances.

(b)           AEnvironmental Conditions@ means conditions which (1) constitute a violation of Applicable Laws, (2) require management, reporting, investigation and/or remediation activities due to the presence of Hazardous Substances, (3) subject Purchaser or Seller to liability under Applicable Laws, or (4) do or may threaten, limit, interfere with or prevent Purchaser=s contemplated use of the Premises.

(c)           AHazardous Substances@ means any substance, waste or material regulated under Applicable Laws, and any substance that poses a threat to human health or the environment.  As used herein, the term Hazardous Substances specifically includes but is not limited to petroleum in any form.

(d)           ARelease@ means any interior or exterior spill, leak, discharge or emission of a Hazardous Substance, and includes releases as that term is defined under CERCLA.

(e)           AThreatened Release@ shall have the meaning given that term under CERCLA.

C.           Purchaser=s Environmental Due Diligence.

(a)           Purchaser, at its option and sole expense, shall have forty-five (45) days from the full execution of this Contract (the “Environmental Due Diligence Cutoff Date”) to perform Phase I and Phase II environmental assessments of the Premises (collectively, the Environmental Audit).  Seller and Purchaser recognize that, depending on the results of Purchaser’s Environmental Audit, additional inspection, testing or sampling may be required to quantify or adequately assess Environmental Conditions at the Premises.  Seller agrees to provide Purchaser with an additional 20-day period to conduct any such additional inspection, testing or sampling and to receive any outstanding FOIA and FOIL information (the “Extended Environmental Due Diligence Cutoff Date”), provided Purchaser notifies Seller in writing of the need for the additional twenty (20) day period within five (5) days of the Environmental Due Diligence Cutoff Date.  Purchaser shall have the right, in its reasonable discretion, to determine whether such additional inspection, testing and/or sampling is necessary or FOIA or FOIL information is still outstanding (provided that such FOIA and FOIL requests were time filed). The inspection and report (the “Environmental Report”) from a licensed environmental inspection laboratory or a licensed engineer (the “Inspection Company”) may test for, among other things, the presence or absence of hazardous or toxic substances or condition of the premises including, without limitation, asbestos, mold, polychlorinated biphenyls, petroleum products and those hazardous substances defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and all amendments thereto, the superfund Amendments and Reauthorization Act, 42U.S.C. § 9601 et seq., and the rules and regulations promulgated hereunder, New York State Environmental Liability Review Act, New York Environmental Conservation Law  (ECL) §§8-101 et seq. , and the New York state Water Pollution Control Act, ECL §§ 17-101 et seq. (collectively “Hazardous Substances”).

(b)           As part of its Environmental Audit, Purchaser shall have the right to inspect all areas of the Premises and conduct any and all sampling activities, including testing, that Purchaser and Purchaser’s representatives deem necessary. In no event shall such activities interfere with the operation of Seller’s business in the Premises.  Seller agrees to reasonably cooperate with Purchaser in connection with the Purchaser’s environmental due diligence of the Premises, including providing access to all areas of the Premises that Purchaser determines warrant inspection having the appropriate Seller’s employee(s) meet with Purchaser’s environmental consultants, and completing informational questionnaires from Purchaser’s environmental consultant.  Purchaser shall have the right to enter the Premises at reasonable times and from  time to time during business hours for purposes of conducting its Environmental Audit, provided that, prior to entry, Purchaser has provided reasonable prior notice to Seller of its intent to enter, and further, provided, that Purchaser has provided to Seller a certificate of insurance from each and every person and entity engaged by Purchaser, directly or indirectly, each such certificate to name Seller as additional insured, and to provide coverage in a minimum amount of Five Million ($5,000,000.00) Dollars for personal injury and Five Million ($5,000,000.00) Dollars property damage.  Purchaser agrees to promptly restore the Premises to their original condition and repair any damage that may result from sampling activities.

(c)           Indemnity.  Purchaser shall defend, indemnify and hold Seller harmless from and against any and all claims, suits, actions, proceedings, obligations, liabilities, damages, losses, fines, penalties, costs and expenses, including reasonable attorneys= fees, for or relating to (1) compensation for services rendered or to be rendered or materials supplied or to be supplied in connection with the Due Diligence, including any liens created thereby, (2) loss or damage to property or injury to or death of any and all persons that may be occasioned by, directly or indirectly, any cause whatsoever arising out of or relating to Due Diligence or (3) Purchaser’s obligations under subparagraph (b) above.

(d)           Purchaser shall use the information obtained as part of its environmental Due Diligence (Confidential Information) solely for the purpose of Purchaser’s evaluation of the environmental conditions at or affecting the Premises.  Except as may be required by law or pursuant to an order of a court or governmental authority having jurisdiction (and only after Purchaser has given reasonable prior written notice thereof to Seller), Purchaser shall not disclose any Confidential Information to any third party, other than to personnel authorized by Seller or to Purchaser’s attorneys, consultants, accountants, advisors, prospective lenders, and prospective insurers as may be required in connection with the transaction contemplated hereby, provided same shall be bound by the provisions hereof, and shall impose by similar document the same responsibilities and duties of confidentiality as set out in this Contract, on all its agents, employees, and representatives (including its engineers) to whom Purchaser furnishes, discloses or permits access to any such Confidential Information.

(e)           In the event the Environmental Audit discloses the existence of an Environmental Condition(s) and the cost to remediate, cure or abate said Environmental Condition(s) does not exceed  Fifty Thousand Dollars ($50,000.00) in total, then Seller shall promptly remediate the Environmental Condition(s), at its own cost and expense, in a manner reasonably acceptable to Purchaser and Seller shall supply all required approvals and certificates from all applicable governmental agencies or give  the Purchaser a credit toward the purchase price.

The amount of any such credit shall be as reasonably determined by Purchaser’s environmental consultant.

(f)           In the event the Environmental Audit discloses the existence of an Environmental Condition(s) and the cost to remediate, cure or abate said Environmental Condition(s) exceeds,in total, Fifty Thousand($50,000.00)Dollars as reasonably determined by Purchaser’s environmental Inspection Company, thenPurchaser shall have the right to either: (i)terminate this Contract and receive a refund of the Downpayment and interest, if any, earned thereon; or (ii) take title to the Premises subject to a $50,000 credit in the purchase price.

Purchaser may terminate this Contract pursuant to SectionC. (f) (i) above only by written notice to Seller of its election terminating this Contract. Purchaser’ s notice terminating this Contract must be received by Seller not later than 5:00 p.m. on the Environmental Due Diligence Cutoff Date or the Extended Environmental Due Diligence Cutoff Date, if the Environmental Due Diligence Cutoff Date is extended pursuant to the terms of this Contract (and if such date is not a business day, then the deadline for Seller’s receipt of Purchaser’s notice terminating this Contract shall be extended to 5:00 p.m. on the next business day) (the “Election Notice”).  In the event Purchaser delivers the Election Notice, then any down payment or other portion of the Purchase Price previously delivered by Purchaser to Seller, shall be promptly returned to Purchaser, and this Contract shall be terminated and cancelled in all respects, and neither Purchaser nor Seller will have any further rights, obligations or liabilities hereunder, except for those rights, which expressly survive the termination of this Contract.

D.           If the Closing occurs, Purchaser hereby releases and discharges Seller and its, officers, directors, shareholders, agents, employees and any and all other persons and entities related to or affiliated with Seller from any and all claims, suits, actions or proceedings, obligations, damages, losses, liabilities, fines, penalties, costs or expenses (including, without limitation, attorneys' fees and expenses) resulting from, related or incidental to the conditions of, at, on, under or about the Premises arising from or in connection with any Hazardous Materials or Hazardous Conditions, whether or not known to Purchaser, its agents, employees, or other persons or entities related to or affiliated with Purchaser, or indicated by the Tests, or arising before or after Closing, anticipated or unanticipated, foreseen or unforeseen, or above ground or below ground, or arising under any Federal, state or local law, ordinance, rule, resolution or regulation adopted and publications promulgated pursuant thereto, excepting, however, such environmental claims, actions or proceedings as shall be asserted by unrelated third parties (i.e., parties which are unrelated and unaffiliated with Purchaser or its heirs, personal representatives, successors and assigns) against Sellerrelating to Hazardous Materials or Hazardous Conditions at, on or under the Premises or with regards to joinder by Purchaser against Seller made within two (2) years from the date of Closing.

E.           Survival. The provisions of this Paragraph 34 shall survive the cancellation, termination and rescission of this Contract and the Closing.

36.           MISCELLANEOUS PROVISIONS

(a)           This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract.  Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(b)           This contract shall be governed by, and construed in accordance with the laws of the State of New York.

(c)           The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

(d)           This contract shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)           This contract shall not be binding or effective until properly executed and delivered by Seller to Purchaser.

(f)           As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

IN WITNESS WHEREOF, the parties hereto have executed this Contract s of the date first above written.

CVD Equipment Corporation	GLOMEL LLC

BY: Leonard A. Rosenbaum	BY: Lawrence Wallick

Title: President	Title: Manager

FED. TAX ID # 11-2621692	FED. TAX ID # 13-3321850

Receipt by Escrowee:

The undersigned Escrowee hereby acknowledges receipt of One Hundred Ninety Three Seven Hundred Fifty and no/100 ($193,750.00) Dollars by check subject to collection, to be held in escrow pursuant to the terms of this contract.

/s/ Martin J. Teitelbaum
Martin J. Teitelbaum, Esq.

35